Exhibit 3.3

CERTIFICATE OF LIMITED PARTNERSHIP

OF

LADDER CAPITAL FINANCE HOLDINGS LLLP

This Certificate of Limited Partnership of Ladder Capital Finance Holdings LLLP (the “Partnership”), dated as of August 9, 2011, is being duly executed and filed by LCFH GP, LLC, a Delaware limited liability company, as the sole general partner of the Partnership, under the Delaware Revised Uniform Limited Partnership Act.

(1) The name of the limited partnership is: Ladder Capital Finance Holdings LLLP.

(2) The address of the registered office and agent for service of process on the Partnership in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

(3) The name and the business address of the sole general partner of the Partnership are as follows:

LCFH GP, LLC

600 Lexington Avenue, 23rd Floor

New York, NY 10022

IN WITNESS WHEREOF, the undersigned, being the sole general partner of the Partnership, has executed this Certificate of Limited Partnership as of the date first above written.

LCFH GP, LLC, its General Partner

By:	/s/ Jonathan Bilzin
	Name:	Jonathan Bilzin
	Title:	Authorized Person

By:	/s/ Howard Park
	Name:	Howard Park
	Title:	Authorized Person